Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in Thousands)

(Unaudited)

	Year Ended December 31,
	2011	2010	2009
Net income	$13,720	$9,306	$19,641
Other comprehensive (loss) income
Net unrealized gain (loss) on available-for-sale securities	66	(60)	319
Net unrealized (loss) gain on derivative instruments	(747)	(287)	111
One Liberty Properties, Inc.’s share of joint venture net unrealized loss on derivative instruments	(182)	—	—
Other comprehensive (loss) income	(863)	(347)	430

Comprehensive income	12,857	8,959	20,071
Less: comprehensive income attributable to non-controlling interest	—	—	—

Comprehensive income attributable to One Liberty Properties, Inc.	$12,857	$8,959	$20,071